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                                                                    EXHIBIT 23.5

                                  CONSENT OF
              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



                               January 23, 1997


The Board of Directors
Eckerd Corporation
8333 Bryan Dairy Road
Largo, Florida 33777

Dear Members of the Board:

          We hereby consent to the use of our opinion letter dated the date of the Proxy Statement/Prospectus referred to below, to the Board of Directors of Eckerd Corporation ("Eckerd"), included as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the merger agreement among Eckerd, J.C. Penney Company, Inc., ("JCPenney") and Omega Acquisition Corporation, a wholly owned subsidiary of JCPenney, and to the references therein to such opinion under the captions "Summary--Opinion of Eckerd's Financial Advisor," "The Merger--Background of the Merger," "The Merger--Recommendation of the Eckerd Board; Eckerd's Reasons for the Merger" and "The Merger--Opinion of Eckerd's Financial Advisor."

          In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                        INCORPORATED